Exhibit p.23

CONFIDENTIAL

CODE OF ETHICS

NWI MANAGEMENT LP

February 23, 2018

(This document supersedes any and all prior versions)

THIS DOCUMENT IS THE PROPERTY OF NWI MANAGEMENT LP (THE “FIRM”). BY ACCEPTANCE, YOU AGREE TO COMPLY WITH ALL POLICIES AND PROCEDURES SET FORTH HEREIN, WITH ALL APPLICABLE LAWS AND REGULATIONS AND WITH THE RULES OF ANY APPROPRIATE SELF-REGULATORY ORGANIZATIONS. YOU AGREE THAT YOU WILL RETAIN THIS AND OTHER RELATED MATERIALS SUPPLIED BY THE FIRM. YOU FURTHER AGREE THAT, UPON TERMINATION, THIS MANUAL AND ALL OTHER MATERIALS WILL BE RETURNED TO THE FIRM. DISTRIBUTION TO EXISTING AND PROSPECTIVE CLIENTS OR INVESTORS OR MEMBERS OF THE GENERAL PUBLIC – WITHOUT THE PERMISSION OF THE FIRM’S CHIEF COMPLIANCE OFFICER – IS STRICTLY PROHIBITED.

CONFIDENTIAL

i

NWI Management LP

NWI MANAGEMENT LP

CODE OF ETHICS

The following Code of Ethics (the “Code”) pertains to the investment advisory activities and business of NWI Management LP (“NWI,” the “Firm,” “we” or “us”). We have established this Code in order to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Code is comprised of policies and procedures that are primarily designed to address Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. This Code must be read, understood and complied with by all employees.1

The Chief Compliance Officer (the “CCO”) and his or her designees will administer this Code and will review it no less frequently than annually in order to assess its adequacy and the effectiveness of its implementation, and distribute any amendments or updates of the Code to all employees. The CCO will document the annual review and NWI will maintain a record thereof in accordance with the Firm’s books and records retention policy.

The CCO will assist you in becoming familiar with the policies, laws and regulations applicable to your activities on behalf of the Firm. The CCO will meet with you shortly after you begin employment with NWI to discuss applicable requirements, and he or she (or a designee) will conduct periodic training for all employees to review any changes to the policies and procedures contained in this Code of Ethics and the Firm’s Code of Conduct and Regulatory Compliance Manual.

All employees must receive and review any amendments or updates to this Code and provide a written acknowledgement to the CCO that they have been provided with, read and understood any amendment or update to this Code.

To retain flexibility and relevance, new policies, guidance and amendments may be promulgated by e-mail or even verbally before ultimately being incorporated into this Code. Any such communications should be considered to be as valid and binding as the formal guidance contained herein. Where the information or guidance herein does not appear to address your particular situation, you should consult with the CCO. Any questions about the matters covered by this Code should be addressed to the CCO.

A.	STANDARD OF BUSINESS CONDUCT

NWI is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner. In addition, we recognize that we have a fiduciary duty to our advisory clients, including the private investment funds we manage, and to the investors owning interests in advisory clients that are collective investment vehicles. Therefore, all employees must conduct their business on behalf of NWI in a manner that enables us to fulfill this fiduciary duty: within the scope of the relationship for which we have been retained, we should place the interests of the client or investor above our own interests. We have been entrusted with client and investor capital and we recognize that our performance will not only be measured by the investment returns that we deliver to clients and investors, but also by our commitment to honesty, good faith and fair dealing with clients and investors, employees and other constituents.

[1]	In this Code of Ethics, each time we refer to “employees,” we are including all employees or partners, as well as any agents or consultants (including personnel who are employed by one of the Firm’s affiliates), who the Chief Compliance Officer (CCO) determines are to be covered by part or all of this Code of Ethics. This Code also covers members or employees (if any) of NWI Associates LLC.

NWI Management LP

As part of this fiduciary duty, we seek to identify, manage and mitigate conflicts of interest. If we believe that we may have an actual or potential conflict of interest with a client or investor, we will take any necessary and appropriate actions to manage and mitigate such conflict, including potentially providing a full and fair disclosure of any material facts regarding the conflict.

In addition to the specific obligations set forth in this Code, all employees are required to comply with all applicable federal securities laws,2 which – for the sake of clarity – will supersede any of our policies with which they may be in conflict and the rules of any self-regulatory organization that has jurisdiction over us or our investment and trading activities.

We also operate in a variety of environments and in a global marketplace. Employees therefore also must comply with all other laws and regulations (including exchange and self-regulatory organization rules) to which we or our employees (in their capacities as employees or agents) may be subject from time to time.

We also realize that it is not sufficient for NWI and its employees to simply comply with the exact requirements of the federal securities laws, but also to comply with the spirit of these laws. We therefore desire to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust.

NWI has determined that certain provisions of this Code that are required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act are to be applicable only to “Access Persons”3 (which may a smaller group of personnel than all employees), which will be noted accordingly within the Code. In general, all of NWI’s investment and trading personnel are deemed to be Access Persons. The CCO will inform an employee if he or she has not been designated as an Access Person.

All employees must read, understand, and comply with applicable requirements contained in this Code. Employees should consult the CCO if they have questions about the legality, appropriateness or ethical implications of a proposed or completed course of action.

B.	PERSONAL SECURITIES TRANSACTIONS

NWI has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research information, and securities and derivatives trading information, relating to clients. This information is to be used exclusively to enhance the investment and trading performance of our clients. In light of our line of business, even the perception of impropriety could damage our reputation and have serious adverse consequences for NWI and the employees involved. In addition, we desire to ensure that employees are focusing their time and energy on investments and trading for clients and not on personal investments and trading.

[2]	The term “federal securities laws” is defined in Rule 204A-1 of the Advisers Act and currently includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
[3]	An “Access Person” is defined as those NWI employees who have access to non-public information regarding any client’s purchase or sale of securities, or who are involved in making securities recommendations to clients or have access to recommendations that are non-public. The CCO will determine those employees who are deemed to be Access Persons and thus subject to certain provisions contained within this Code.

NWI Management LP

The purpose of this policy is to set forth standards for employees regarding trading of securities outside of their duties with NWI, and to outline procedures for NWI and employees to follow that allow us to monitor and enforce adherence to these standards.

1.	General Policy

We believe that our Access Persons should devote their full-time best efforts to servicing the needs of our clients and investors. In order to ensure that Access Persons are putting forth this effort, we strongly discourage Access Persons from engaging in short-term trading in securities or other financial instruments. In light of this, we have adopted the following requirements with respect to trading in securities4 by Access Persons:

Subject to certain pre-determined exceptions, Access Persons may not engage in a personal securities transaction without prior approval of the CCO (or his or her designee).

This policy applies to any and all transactions for accounts in which the Access Person has a beneficial ownership interest (defined as a direct or indirect pecuniary interest), including the accounts of immediate family members who live in the Access Person’s household (e.g., spouse, domestic partner, siblings, parents and children), even if these transactions are placed by someone other than the Access Person, as well as for the accounts of others over which an Access Person exercises control (e.g., the Access Person acts as the trustee for a trust). It is the Access Person’s responsibility to make sure family members are aware of this policy and adhere to it. Please speak to the CCO if you have any questions regarding specific situations where you may have a beneficial ownership interest in a securities account or holding that is not listed in your name.

Unlawful Actions. Rule 17j-1(b) under the Investment Company Act prohibits an affiliated person of an investment adviser (including a sub-adviser) to a Registered Fund (as defined below), in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired (as defined below) by the Registered Fund:

•	To employ any device, scheme or artifice to defraud the Registered Fund;

•	To make any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund; or

•	To engage in any manipulative practice with respect to the Registered Fund.

“Registered Fund” means an investment company registered under the Investment Company Act. “Security Held or to be Acquired” means: (A) any Covered Security which, within the most recent fifteen (15) calendar days: (i) is or has been held by the Registered Fund; or (ii) is being or has been

[4]	For readability, we will refer to “securities” in the remainder of this Code, although this term should be understood to include futures, options and all other financial instruments.

NWI Management LP

considered by the Registered Fund or its investment adviser for purchase by the Registered Fund; and (B) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (A) of this definition. “Covered Security” means any security as defined under Section 2(a)(36) of the Investment Company Act, except: (A) direct obligations of the government of the United States; (B) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (C) shares issued by open-end Registered Funds.

Currently, the Firm acts as one of a number of investment sub-advisers to a single Registered Fund: Blackstone Alternative Multi-Strategy Fund (Ticker: BXMIX). The Firm is only responsible for Securities Held or to be Acquired for the portion of BXMIX’s assets that are advised by the Firm (“Relevant Securities”). In implementing the foregoing provisions regarding “Unlawful Actions,” the Firm will only consider Relevant Securities, and will not consider those Securities Held or to be Acquired for which other investment sub-advisers are responsible (“Other Securities”). The Firm is not expected to know the identity of any Other Securities, as the Firm is not anticipating being granted access to non-public information regarding the activities of other investment sub-advisers.

2.	Pre-Clearance Requirement

Prior to completing a transaction in any security, not including Exempt Securities, as defined below (any such security, a “Non-Exempt Security”), Access Persons must receive pre-approval from the CCO in a manner as established by the CCO from time to time. Once pre-clearance is granted, the Access Person will have until the close of the trading day following the day of approval to execute the personal securities transaction (the “Pre-Clearance Period”). If the trade is not fully executed during the Pre-Clearance Period and the Access Person wishes to continue transacting in the relevant Non-Exempt Security after the Pre-Clearance Period has expired, he or she must again obtain pre-clearance for the personal transaction. In view of the Pre-Clearance Period, an Access Person may want to consider using a “market,” “day” or “immediate-or-cancel” order, rather than a “limit” or “good-til-cancelled” order, to obtain assurance that the trade will be executed within the allotted time.

Notwithstanding this general requirement, however, a pre-trade request need not be filed with respect to any transaction (a) effected in any account that is managed on a fully discretionary basis by a person other than the Access Person and with respect to which the Access Person does not have the ability to influence or control these transactions, as long as the account has been disclosed to and approved by the CCO; (b) transactions in Exempt Securities (as defined below); or (c) Exempt Transactions (as defined below).

Exempt Securities. Subject to the other restrictions set forth in this Code and other applicable compliance policies relating to personal trading, transactions in the following instruments do not require the prior approval of the CCO (“Exempt Securities”):

•	U.S. Treasury obligations (e.g., T-bills, notes and bonds) or other securities issued by or guaranteed by the U.S. government, its agencies or instrumentalities;[5]

•	Bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity;

[5]	Please note that Fannie Mae (a/k/a FNMA; NYSE ticker: FNM) and Freddie Mac (a/k/a FHLMC; NYSE ticker: FRE) are government sponsored enterprises, but they are not agencies of or otherwise “guaranteed” by the U.S. government. Accordingly, these issuers (and their respective securities) are not exempt from pre-clearance.

NWI Management LP

•	Registered open-end mutual fund shares, other than those of Reportable Funds (as defined below);

•	Open-end unit investment trusts that are invested exclusively in one or more open-end, registered mutual funds,[6] other than Reportable Funds;

(N.B. Any security other than a security meeting the tests found in the first four (4) bullet points is a “Reportable Security.”)

•	Municipal bonds (i.e., securities issued by state, local and municipal governments, agencies and authorities); and

•	Exchange-traded funds (ETFs) (whether closed-end or open-end investment companies)[7] based on a broad-based security index.[8]

“Reportable Fund” means (a) any Registered Fund for which NWI serves as the investment adviser as defined in Section 2(a)(20) of the Investment Company Act (i.e., in most cases NWI would need to be approved by the Registered Fund’s board of directors before it could serve); or (b) any Registered Fund whose investment adviser or principal underwriter controls NWI, is controlled by NWI, or is under common control with NWI (including Blackstone NWI Asset Management L.L.C., or any affiliates under their or our control). Currently, NWI advises a single Reportable Fund: Blackstone Alternative Multi-Strategy Fund (Ticker: BXMIX).

Exempt Transactions. The following transactions are “Exempt Transactions” and will not require pre-clearance by any Access Person:

•	Security purchases or sales that are part of an automatic investment plan, such as a dividend reinvestment plan;

•	Security purchases and sales that are “non-volitional” on the part of the Access Person or are received as part of security rights offered to a group of similarly situated individuals (e.g., stock splits, stock dividends, mergers, or receipt of common stock as part of an insurance company’s demutualization);

•	Security purchases or sales that are made in compliance with a pre-existing allocation policy (e.g., a 10b5-1 plan) that has been approved by the CCO; and

[6]	Generally, this would only apply to open-end, registered mutual funds embedded within variable insurance products, such as variable life insurance policies or variable annuities.
[7]	Please note that although exempt ETFs do not require pre-clearance in advance of any personal investment, transactions in and holdings of these interests must be reported in each employee’s initial and annual holdings reports and quarterly transaction reports.
[8]	A “broad-based security index” would be any index that is not a “narrow-based security index,” which is an index that meets any one of the following criteria: (i) the index has nine or fewer component securities; (ii) any one of the component securities comprises more than 30% of the index’s weighting; (iii) the five highest weighted component securities together comprise more than 60% of the index’s weighting; or (iv) the lowest weighted component securities comprising, in the aggregate, 25% of the index’s weighting have an aggregate dollar value of average daily trading volume (ADTV) of less than $50 million (or $30 million in the case of an index with fifteen (15) or more component securities). The dollar value of ADTV is calculated as of the preceding six full calendar months.

NWI Management LP

•	Security purchases or sales effected in any account that is managed on a “fully discretionary” basis by a person other than the Access Person and with respect to which the Access Person has no ability to influence or control.

In cases where an Access Person seeks to avail him or herself of the exemption in the last bullet point, Access Persons must provide to the CCO, as relevant, copies of investment advisory agreements, powers of attorney, or similar documentation demonstrating that the Access Person does not have the authority to direct transactions for the account activity to qualify as Exempt Transactions. The CCO may condition treatment as Exempt Transactions on requiring the Access Person to report the exempt account as a personal account and reporting personal securities transactions in the exempt account in accordance with the periodic reporting requirements described below.

Private Placements (Including Hedge Funds and Private Equity Funds). Access Persons must obtain pre-clearance from the CCO before acquiring any beneficial interest in a security issued in a limited offering or a private placement (i.e., an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) or Section 4(a)(6) thereof, or Rule 504, Rule 505 or Rule 506 thereunder). This covers a wide variety of offerings, including offerings of interests in hedge funds and private equity funds.

The Firm will only permit an Access Person to invest in a hedge fund, fund of funds, or private equity fund if the Access Person or any immediate family member of the Access Person does not have any beneficial interest in the equity ownership interests of the investment manager or the general partner of the private fund or any of their affiliated business entities. The Firm will only permit an Access Person to invest in any private placement if the Firm (including its affiliates) is not currently an investor, and the investment opportunity is not the type of investment the Firm would generally consider for investment by our clients, whether or not the issuer is a private fund.

If an Access Person has an existing private placement interest (e.g., in an unaffiliated hedge fund), or is permitted to purchase an interest in the future, and subsequent to that approval or purchase, NWI considers an investment for its own account or a client account, the Firm will generally require the Access Person and any covered family members to divest any interest in the investment; however, in limited circumstances, the Access Person may be permitted to keep the investment provided he or she does not participate in the Firm’s decision-making process and the terms under which the Access Person is invested are not materially better (as determined in the sole discretion of the CCO) than the terms under which NWI or its clients will invest.

Sponsored Private Funds. There is also an exception for investment by Access Persons in private funds sponsored by NWI or Blackstone NWI Asset Management L.L.C. The records for these transactions will be maintained by the administrator for each private fund and are therefore accessible by the sponsor. Therefore, pre-trade approval is not required. The same rules apply with respect to ownership of interests in NWI, NWI Associates LLC or Blackstone NWI Asset Management L.L.C.

3.	Periodic Reporting Requirements

Every Access Person is required to provide to the CCO: (i) initial and annual holdings reports and (ii) quarterly transaction disclosures. The timing of these disclosures and reports is set forth in the table below:

NWI Management LP

TIMING OF HOLDINGS REPORTS	TIMING OF TRANSACTION DISCLOSURES
An initial holdings report is due within 10 days of joining the Firm.	Quarterly transaction reports are due within 30 days of quarter end.
An annual holdings report is due each February 14th.

Upon Commencement of Employment. Within ten (10) days of commencing employment, each Access Person must complete a holdings report (the “Holdings Report”) in a form to be determined by the CCO that identifies (i) the names of any brokerage firms or banks with which the Access Person or each immediate family member living in the Access Person’s household has an account (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) in which securities are held for that person’s direct or indirect benefit, and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of those securities) held directly or indirectly by the Access Person or the family member as of the commencement of employment. All information submitted must be current as of a date no more than forty-five (45) days prior to the date of submitting this information.

Annual Reports. Access Persons must submit a Holdings Report to the CCO at least once during each 12-month period of employment, no later than February 14th of each year.

Quarterly Transaction Reports. Each Access Person must submit quarterly transactions reports (“Quarterly Transaction Reports”) to the CCO no later than thirty (30) days after the end of each calendar quarter covering all transactions executed during the quarter. These reports must contain, with respect to any transactions effected by the Access Person or the Access Person’s immediate family members living in the same household as the Access Person: (i) the date of the transaction, name of securities involved, ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of the security; (ii) the nature of the transaction; (iii) price of the security at which the transaction was effected; (iv) name of the broker effecting the transaction; and (v) the date of submitting the report. Access Persons may submit broker trade confirmations or brokerage account statements in lieu of the Quarterly Transaction Reports if these broker trade confirmations or brokerage account statements contain the information set forth above, and unless the information is also made available to NWI via alternate means (e.g., broker data feeds).

The Securities and Exchange Commission (SEC) specifically requires that Access Person transaction information be received by the Firm within 30 days of each quarter’s end. Given that regulatory mandate and the fact that we must have complete information, every Access Person must receive specific approval from the CCO before they can rely on any exception in this area (e.g., for an account managed on a fully discretionary basis by a third party).

4.	Reportable Securities and Pre-Clearance

In general, Exempt Securities are also exempt from the periodic reporting requirements described above (initial and annual Holdings Reports and Quarterly Transaction Reports). The following securities and financial instruments are subject to special rules, and are (or are treated as) Reportable Securities.

a.	Municipal Bonds

Municipal bonds (i.e., securities issued by state, local and municipal governments, agencies and authorities) must be reported but are not required to be pre-cleared.

NWI Management LP

b.	Exchange Traded Funds (ETFs)

Exchange-traded funds (ETFs) (whether open-end or closed-end) based on a broad-based security index9 must be reported but are not required to be pre-cleared.

c.	Futures, Options and Options on Futures

In general, financial and commodity futures and options on futures are treated as Reportable Securities for purposes of this personal trading policy. Futures contracts (but not options) based on a broad-based security index10 are treated as pre-clearance Exempt Securities, on the rationale that they are economically equivalent to index-tracking ETFs. However, all other transactions in futures and options on futures and securities options (whether index or single-name options) for a personal account must be pre-cleared and reported as Reportable Securities.

d.	Virtual Coins or Cryptocurrencies

Bitcoin is an example of one of the many virtual coins or tokens that are currently being created and disseminated using distributed ledger or “blockchain” technology. Recently, promoters have been selling new types of virtual coins or tokens in initial coin offerings (ICOs). Depending on the facts and circumstances of each individual ICO, the virtual coins or tokens that are offered or sold may be securities. If they are securities, the offers and sales of these virtual coins or tokens in an ICO are subject to the federal securities laws. Therefore, transactions in these virtual coins or tokens would be treated as Reportable Securities that must be reported and pre-cleared under the Code.

Similarly, the CFTC has determined that Bitcoin and other virtual currencies are “commodities,” and futures, options, and derivatives contracts on these virtual currencies are therefore subject to CFTC oversight. As described above, futures and options on futures with a virtual currency underlying must be reported and pre-cleared as Reportable Securities. Any questions about the foregoing should be addressed to the CCO.

5.	Watch List; Restricted List

To aid in compliance with trading prohibitions and restrictions, the Firm will maintain a “Watch List” of securities where the Firm has determined that trading by employees and Access Persons should be subject to additional scrutiny and/or restrictions. In general, common stocks in which advisory clients have a current position, or have had a position in the recent past, or can reasonably be anticipated to have a position in the near future, will be placed on the Watch List. The COO will consult with relevant investment personnel periodically (typically monthly) to assess whether any updates to the Watch List are required. More frequent updates will be made as necessary. Employees and Access Persons are not generally permitted to trade in securities on the Watch List, except with prior approval of the CCO. Employees and Access Persons should expect that a request to buy or sell a security on the Watch List (or related options or other derivatives) will be denied.

The Firm will also maintain a “Restricted List” of issuers in which the Firm has restricted trading activity. This might include, for example, an issuer about which investment personnel may have acquired material, non-public information or a position in which the Firm may have a securities filing obligation. As a general rule, trades generally will not be allowed for clients, or for the personal accounts of

[9]	Please see footnote 8 above.
[10]	Please see footnote 8 above.

NWI Management LP

employees, in the securities of an issuer included on the Firm’s Restricted List, except with prior approval of the CCO. Similarly, the CCO must approve the removal of an issuer from the Firm’s Restricted List. Restrictions with regard to issuers on the Restricted List are also considered to extend to options, rights, warrants, and derivatives generally relating to securities of the issuers and any securities convertible into those securities.

The composition of the Watch List and the Restricted List is confidential, and the identity of securities on these lists is provided to employees on a “need to know” basis and may not be disclosed to persons inside or outside of the Firm, except in accordance with Firm policy or as required by law or regulation.

6.	Prohibited Transactions

In order to prevent certain prohibited transactions, all employees are subject to the following requirements, absent a written exemption from the CCO:

•	Inside Information. Employees may not make personal securities trades while in possession of inside information (i.e., material, non-public information obtained or used in violation of a legal duty) or communicate this information to others. Should an employee become privy to inside information at any time (whether in the course of his or her employment or otherwise) that employee must inform the CCO immediately.

•	Restricted List. No employee may make a personal securities trade in the securities of an issuer listed on the Restricted List (or derivatives thereon). To aid in compliance with trading prohibitions and restrictions, the Firm will compile, update and distribute a Restricted List, as needed from time to time and for internal use only, of securities determined to be generally not acceptable for trading by employees and Access Persons, including the possession of material, non-public information relating to the issuer of the security.

•	Use of Brokerage for Personal or Family Benefit. No employee may, for direct or indirect personal or family member benefit, execute a trade with a broker by using the influence (implied or stated) of NWI or any employee’s influence (implied or stated) with NWI.

•	Private Placements. As noted above, no private placement securities may be purchased for any account in which an employee has any beneficial ownership interest unless pre-approved by the CCO. If NWI is considering having clients make an investment in an issuer that an employee holds an interest in as a result of a private placement, that employee must recuse him- or herself from any consideration of any such investment and alert the CCO.

•	Initial Public Offerings. Employees who have authority to buy or sell securities on behalf of an advisory client (and these employees’ family members) are prohibited from purchasing any “new issue” security (as defined in FINRA Rules 5130 and 5131) in an initial public offering. These “new issues” may be purchased only in the secondary trading market after that market is established.

•	Trading in Issuers Held in Client Portfolios. Employees are not generally permitted to trade in the securities of issuers (or derivatives thereon) currently held or that may be held in any NWI client portfolios, subject to relevant exceptions. To that end, the Firm

NWI Management LP

maintains (but does not distribute) a Watch List of certain of these securities. Pre-trade approval requests will generally be denied for securities on the Watch List. In addition, given the Firm’s focus on fixed-income securities issued by emerging-market sovereign, quasi-sovereign, or corporate issuers, requests to establish a new position (long or short) in emerging-market fixed-income securities will generally be denied. Requests to liquidate an existing position may be conditioned on the requesting employee conducting the trade at certain dates and times, at certain prices, and/or using certain order types (e.g., market or limit orders). These restrictions will generally be intended to avoid actual or potential conflicts of interest, or the appearance thereof, between employee personal trading and the Firm’s trading on behalf of its advisory clients.

7.	Maximum Trades Per Quarter

Access Persons will only be allowed to execute a maximum of ten (10) trades in Non-Exempt Securities per quarter. The CCO may permit exemptions to this restriction. The ten (10) trade limit will be calculated on a ninety (90) rolling calendar day basis.

8.	Minimum Holding Period

a.	In General.

Access Persons are subject to a minimum holding period of at least 30 calendar days for all Non-Exempt Securities – both long and short positions – held in an Access Person’s securities account, unless the CCO grants an exemption. Holding periods are calculated on a security-by-security “last-in, first-out” basis. Long purchases will be matched with long sales, and short sales will be matched with short covers, but not the other way around. (For example, a long sale followed by a long purchase within 30 calendar days would not be matched.) With respect to option exercises, Access Persons may “tack on” the option holding period to meet the minimum holding period requirement. Similarly, when closing a position in a futures or options contract upon expiration while entering into a new position in the contract for the following quarter (a “roll”), holdings periods for the two contracts will be tacked together. The trade date of each purchase and sale will be the date used to determine when that position was established.

In view of the minimum holding period, Access Persons may wish to consider avoiding “stop” or “stop-limit” orders that might result in an unanticipated closing transaction during the 30-calendar day holding period.

b.	Financial Hardship Exemptions

An Access Person may liquidate a position within 30 calendar days of the date the position was established, if the subsequent liquidating transaction will result in a financial loss equal to or greater than 15% of the cost basis to establish the position (excluding commission costs and fees). In addition, an Access Person also may be permitted to liquidate a position before the end of the 30-calendar day holding period if he or she may be subject to financial hardship if required to maintain the position. Specific hardship cases will require separate approval from the CCO, while the 15% loss rule is self-executing, and Access Persons may avail themselves of it if their circumstances meet the definition. Please use caution in calculating the existence and applicability of a 15% loss.

9.	Duplicate Monthly Statements and Confirmations

Personal Trading Control Center. NWI uses the Personal Trading Control Center (PTCC), an automated solution for personal trading compliance provided by ComplySci. An integral part of PTCC is the centralized receipt and processing of daily broker account information. For personal trading accounts

NWI Management LP

for employees of firms in the securities industry, brokers are required by industry regulation to provide duplicate account information to the employees’ compliance departments. To facilitate this, most major brokers provide a secure electronic feed to PTCC with the necessary account information.

Each employee is required to cooperate with the CCO in initializing and maintaining an electronic data feed to PTCC from brokers and custodians that maintain personal accounts and execute personal securities transactions for that employee. Co-operation includes, among other things, (i) via PTCC, reporting the name of the account, the account number and the name of the broker or custodian, and (ii) signing consent or authorization forms that may be required by the broker or custodian prior to delivering securities transaction information via automated data feed. The CCO will contact brokers directly to initiate new data feeds or to add or remove employees from existing feeds. The CCO may also ask the employee to contact his or her broker (for example, if the broker requires that special action be taken by the account holder before processing the data feed request).

Reporting Transactions and Holdings. In cases where a broker or custodian maintains one or more personal accounts for an employee in which the employee can execute personal securities transactions in Reportable Securities, but the broker or custodian is unable or unwilling to provide transaction and holdings information via an automated electronic data feed, the employee must provide transaction and holdings information via one of the following methods:

•	The employee may enter the transactions and holdings manually into PTCC;

•	The employee may submit an electronic file to PTCC; or

•	The employee may provide copies of broker account statements (preferably electronic copies in PDF format).

In certain situations, NWI may require the broker or custodian to send confirmations and statements directly to NWI. The CCO will notify the employee in question if NWI will impose this requirement in his or her particular case. In any event, where an employee is required or has elected to provide duplicate broker trade confirmations and/or duplicate month-end account statements for the employee’s Personal Accounts, these must be received by the CCO no later than thirty (30) calendar days after the end of each calendar quarter (or in the case of year end, no later than forty-five (45) calendar days after the end of each calendar year).

Mutual Fund Only Accounts. Please note that NWI will not require duplicate confirmations and/or account statements from mutual fund-only 401ks, IRAs, or 529 plans or similar mutual fund-only accounts. However, the existence of these accounts must still be reported as personal accounts via PTCC, even if they do not contain Reportable Securities.

Sponsored Private Funds. There is also an exception for investment by employees in private funds sponsored by NWI or Blackstone NWI Asset Management L.L.C. The records for these transactions will be maintained by the administrator for each private fund and are accessible by the sponsor. Therefore, these transactions and holdings do not need to be reported via PTCC. Pre-trade approval is also not required. The same rules apply with respect to ownership of interests in NWI, NWI Associates LLC or Blackstone NWI Asset Management L.L.C.

10.	Remedial Actions and Possible Disciplinary Sanctions

Upon discovering a violation of these personal trading policies, the Firm will take whatever remedial steps deemed necessary and available to correct an actual or apparent conflict (e.g., trade reversal). Following those corrective efforts, senior management may impose sanctions if, based upon all

NWI Management LP

of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties will vary with the severity of the violation and whether it is a recurring violation. It is important to note that even technical violations of these policies that may occur without the employee’s fault (e.g., despite pre-clearance) may still require remedial steps, even if disciplinary action is not deemed necessary or warranted.

Disciplinary actions may include, but are not limited to, verbal or written admonishments, trade reversals and disgorgement of profits, monetary fines, suspension or termination of personal trading privileges, and employment suspension or termination.

11.	Review by Compliance

The CCO or his or her designee will review employee personal securities trade-related information to verify that the policy is being followed. The CCO will identify and handle any violations as contemplated above. The CCO’s personal securities trading and reporting will be reviewed by a member of management other than the CCO him- or herself (such as one of the co-Chief Operating Officers).

C.	COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

1.	Statement of Policy

In addition to the general principles of business conduct stated in this Code and the specific trading restrictions and reporting requirements described herein, this Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. Without limiting the generality of the foregoing, no employee may:

•	defraud a client or investor in any manner;

•	mislead a client or investor, including by making a statement that omits material facts;

•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client or investor;

•	engage in any manipulative practice with respect to a client or investor; or

•	engage in any manipulative practice with respect to a security, including price manipulation.

If you have any questions regarding the foregoing, you should contact the CCO.

2.	Inside Information

a.	Introduction

The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client and investor trust and confidence is not in any way compromised.

NWI Management LP

Consistent with these principles, we have adopted a three prong policy:

•	No employee may trade, either personally or on behalf of others (including clients), while in possession of material, non-public information in violation of applicable law;

•	No employee may communicate material, non-public information to others in violation of applicable law; and

•	Any employee who has reason to suspect that she or he has come into possession of material, non-public information must contact the CCO as soon as possible.

This policy applies to every employee and extends to activities within and outside of each employee’s duties at the Firm. For the avoidance of doubt, employees are prohibited from trading securities included on the Firm’s Restricted List, either personally or on behalf of others (including clients), even if such securities are included on the Restricted List for reasons other than the possession of material, non-public information. Any questions regarding this policy should be referred to the CCO.

The term “insider trading” is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to trading in securities on the basis of material, non-public information (whether or not the person trading is an insider) in violation of the law. A person is deemed to trade “on the basis of” material, non-public information with respect to a security if that person is aware of the material, non-public information when making the purchase or sale of the security. In order to be held liable under the law as an insider, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively to the issuer of that security or a shareholder of that issuer, or to any other person who is the source of the material, non-public information (e.g., an employer). The law also prohibits the communication of inside information to others and provides for penalties and punitive damages against the “tipper” even if he or she does not gain personally from the communication.

A further discussion of the elements of insider trading and the penalties for such unlawful conduct is presented below. If, after reviewing this policy, you have any questions concerning this matter you should consult with CCO.

To be clear, if you have reason to suspect that you may possess material, non-public information with respect to an issuer, inform the CCO as soon as possible and refrain from trading in the issuer’s securities absent pre-approval by the CCO.

b.	General Definitions

i.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of an issuer. In addition, a person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes. A temporary insider can include, among others, an issuer’s attorneys, accountants, consultants, bank lending officers, investment advisers (including the Firm), and the employees of these organizations. In these cases, the Firm must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

NWI Management LP

ii.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, issues concerning an issuer’s material assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to an issuer’s business (for example, the information may pertain to a significant client, supplier, or competitor of the issuer in question).

Note that the test for materiality does not require that the information would have influenced a trader’s (or a prospective trader’s) decision to trade or assisted in forming the basis for a trader’s decision – it merely requires a “substantial likelihood” that an actual or prospective trader would consider it “important.”

“Material” information also may relate to the market for an issuer’s securities; for example: information about a significant order to purchase or sell securities or the portfolio holdings of any customer, pre-publication information regarding reports to be published in the financial press, and advance notice of analyst upgrades and downgrades could all, in certain contexts, be material.

iii.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public. In addition, a sufficient period of time must pass for the information to permeate through the public channels to be considered “public.”

Employees should seek specific guidance from the CCO in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made broadly available to market participants but was made available to a group of institutional investors.

iv.	When is a “Duty” Violated?

U.S. law generally requires that a duty be violated in order to have an insider trading violation. This also can be a difficult determination to make, as one needs to examine not only the information itself, but also the source of the information and what duties are owed (and these duties do not necessarily have to be owed to the source of the inside information). For example, an officer may owe a variety of duties to an issuer by virtue of his or her position or an independent contractor may assume a duty of confidentiality by contract. However, it may also be possible to commit insider trading even where there is no direct pre-existing duty owed (if, for example, one utilizes misrepresentations or other deceptive devices, such as computer hacking).

v.	Penalties for Insider Trading

The penalties for trading on the basis of material, non-public information or communicating that information to others (“tipping”) are severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

NWI Management LP

•	civil injunctions;

•	disgorgement of profits;

•	punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);

•	felony convictions, which include possible jail sentences; and

•	fines and sanctions against the employer or other controlling person.

3.	Insider Trading Procedures

The Firm has established the following procedures to aid employees in avoiding insider trading, and to aid us in preventing, detecting and imposing sanctions against insider trading. Upon identifying a violation of this policy, we may impose such sanctions against the employee involved as we deem appropriate. Given the serious nature of this matter, sanctions will most likely include one or more of the following: disgorgement of profits, fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action, which may include termination of employment.

a.	Identifying Inside Information

Before trading in the securities of an issuer about which you may have potential inside information, employees should confer with the CCO to assess whether:

•	Is the information material? Is this information that a reasonable investor would consider important in making his or her investment decisions (whether the investor should buy, sell or hold a security)? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace (e.g., by being published in Reuters, The Wall Street Journal, Bloomberg or via an SEC filing)? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

b.	How to Respond if the CCO Determines That You Possess Inside Information

If, after consideration of the above, the CCO concludes that the information you are aware of is material and non-public, the following should occur:

•	Purchases and sales of any security of the issuer (or any derivative thereon) on behalf of yourself, any client account or others will be prohibited until the information has become public and/or is no longer material. This prohibition on trading includes any open orders that were initiated prior to the receipt of the information, which should be cancelled; and

NWI Management LP

•	Communication of the information to anyone either inside or outside of the Firm except the CCO will be prohibited. If you know other employees have also received this information, you must inform the CCO.

c.	Restricting Access to Material, Non-Public Information

As indicated above, information in your possession that is identified as material, non-public information may not be communicated to anyone, including persons within the Firm, other than those who have a “need to know” (e.g., the CCO and those employees that are in your supervisory structure), except as directed by the CCO. In addition, care should be taken so that such information is secure. For example, physical files containing material, non-public information should be sealed or locked; access to computer files containing material, non-public information should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and if they are, additional measures must be taken to protect the materials from loss or content disclosure.

d.	Specific Situations to Consider

While our policy does not vary from situation to situation, certain contexts are worth highlighting:

Contacts with Public Companies. We may make investment decisions on the basis of information obtained through contacts with representatives of public companies and the analysis of other publicly available information. Difficult legal issues can arise when, in the course of these contacts, an employee becomes aware of material, non-public information. This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. Therefore, to protect yourself, your fellow employees, our clients and investors, and the Firm, you are required to follow our policies on material, non-public information and notify the CCO as soon as possible if you have reason to suspect that you may have received material, non-public information through contact with a public company.

Contacts with Governmental Entities. We may also make investment decisions on the basis of information obtained through contacts with officials and staff of governmental, multi-lateral, quasi-governmental and non-governmental organizations. Difficult legal issues can arise when, in the course of these contacts, an employee becomes aware of material, non-public information. This could happen, for example, if a policy maker or staff member at a central bank prematurely discloses the bank’s plans with respect to monetary policy. Therefore, to protect yourself, your fellow employees, our clients and investors, and the Firm, you are required to follow our policies on material, non-public information and notify the CCO as soon as possible if you have reason to suspect that you may have received material, non-public information through contact with a government-related entity.

Third-Party Investment Research Consultants. Third-party investment research consultants may be a source of material, non-public information. Please be aware that third-party investment research consultants may only be retained and utilized in compliance with the following procedures.

As part of the research and investment process, NWI’s employees may conduct calls or meetings with research consultants who receive compensation from NWI, its clients or intermediary third parties for their services (“Research Consultants”). When using the services of Research Consultants, NWI must remain mindful of its obligation to ensure compliance with insider trading laws. Since it is often difficult to know whether the Research Consultant is an “insider,” or is violating a confidentiality obligation when consulting with us, NWI has established the following procedures for dealing with Research Consultants.

NWI Management LP

•	The CCO must approve the retention of the Research Consultant in advance.

•	The retainer agreement with the Research Consultant must acknowledge that NWI does not wish to receive any material, non-public information or be restricted in any security (unless it is clear from the context and the scope of the consultation that the Research Consultant is being engaged with respect to a matter where there is no expectation that he or she will be asked to divulge, or may inadvertently divulge, material, non-public information, for example, attorneys, accountants, or technology consultants).

•	If you believe that you may have obtained material, non-public information from a Research Consultant, you must notify the CCO immediately and may not trade or recommend the purchase or sale of the relevant securities without prior approval from the CCO.

•	If the CCO believes that there is a significant or increased risk that material, non-public or confidential information could be discussed during a call or meeting with a Research Consultant (e.g., a call with the senior executive officer of a public company), then the CCO, or a person designated by the CCO, may choose to participate in the call or meeting in order to monitor the call or meeting for the purpose of avoiding NWI obtaining material, non-public or confidential information (a practice known as “chaperoning”).

Tender Offers. Tender offers represent a particular concern under the laws governing insider trading for two reasons. First, tender offer activity often produces material movements in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and has produced a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either, regardless of whether a legal duty is otherwise owed. While your sensitivities should be heightened when an issuer is involved with a tender offer, as it is easier to prove an insider trading violation in the context of a tender offer, our general policies and your obligations (all discussed above) do not change.

e.	Procedures for the Intentional Receipt of Material, Non-Pubic Information

In connection with the evaluation of certain private placement securities transactions or syndicated loan transactions, it may be necessary for NWI to receive material, non-public information. We will observe the following procedures in connection with the potential receipt of material, non-public information provided for the purpose of evaluating private placement securities transactions or syndicated loan financings:

•	In the initial evaluation of a proposed private placement or loan syndication, traders will elect to receive only “PUBLIC” information from the placement agents or agent banks.

•	If the portfolio trader believes we need access to material, non-public information to fully evaluate the security or loan, the trader will request authorization from the CCO to access material, non-public information.

•	The CCO and the trader will review with the Portfolio Manager the likely impact of the receipt of material, non-public information on our trading activities, and the Portfolio Manager will determine whether to accept material, non-public information.

NWI Management LP

•	Upon authorization, the trader may request that the placement agent or agent bank change NWI’s status to “PRIVATE” so we may receive material, non-public information with respect to the security or loan.

•	If the borrower is a publicly-traded company, or a “significant subsidiary” of a publicly-traded company (as defined in SEC Regulation 12b-2), the publicly-traded company will be placed on NWI’s Restricted List.

•	The publicly-traded company will remain on the Restricted List until the information is either announced publicly or is no longer deemed material (for example, upon the next earnings announcement being made).

•	If material, non-public information is provided through private web-based work spaces (such as IntraLinks or SyndTrack) or electronic data rooms (such as Merrill Datasite), the CCO will monitor user access to the work space or data room to assess whether material, non-public information is being disseminated. Employees must notify the CCO of all instances where they have been given access to private web-based work spaces or electronic data rooms.

f.	Review by Compliance

The CCO will place the names of issuers on the Firm’s Restricted List as appropriate and maintain the list in accordance with our compliance policies in these areas. The CCO will review compliance with this policy on an ongoing basis and, if necessary, prepare a report for senior management specifying any related concerns and recommendations.

4.	Confidential Information Policy

a.	Statement of Policy

Employees may receive or expect to receive non-public investment-related information concerning an issuer as part of their consideration of prospective investments or existing investments (“Confidential Information”) or may receive material, non-public information as part of their investment-related activities (e.g., they may serve on a creditors’ committee). Employees who are in possession of Confidential Information from any issuer or broker-dealer must take all reasonable steps to secure such Confidential Information and must inform the CCO when the Confidential Information represents material, non-public information with respect to securities or financial instruments.

b.	Procedures Related to Confidential Information

Many issuers, their agents or other counterparties may require that potential investors sign a confidentiality/non-disclosure agreement before they will be provided access to Confidential Information. To ensure that we comply with contractual restrictions and in order to ensure timely notification in this area, the CCO must be consulted prior to the Firm entering into any such confidentiality/non-disclosure agreements.

Certain control measures have been put in place to help mitigate inadvertent communications in this area. Employees should not discuss Confidential Information with any other person except those employees with a “need to know.” Further, the following procedures are designed to secure Confidential Information:

•	Files containing hard copies of Confidential Information must be maintained in a secure place;

NWI Management LP

•	System access to certain electronic data related to Confidential Information should be limited to authorized persons through folder permissions and password protections;

•	Meetings and telephone conferences regarding Confidential Information should be conducted away from the trading floor and other investment professionals; and

•	Any information classified by the CCO as material, non-public information will be subject to compliance with our inside information policy.

In addition, any issuer that is the subject of such Confidential Information may be placed on either our Restricted List as determined by the CCO or otherwise appropriately monitored.

Notwithstanding the above, our investment process seeks to take advantage of the “in-house” expertise that exists across the Firm’s investment platform, sharing investment ideas, assisting each other on special projects and otherwise collaborating. Accordingly, in order to facilitate the Firm’s expertise and still maintain the necessary integrity of the Firm’s policy on Confidential Information, employees are allowed to share investment information that is not classified as Confidential Information and employees will be treated as one collective trading team and share a common Restricted List.

5.	Market Manipulation and the Intentional Spreading of False or Misleading Information

a.	Introduction

The prohibitions against market manipulation and the intentional dissemination of false or misleading information (such as false rumors) set forth in the federal securities laws play an essential role in maintaining the fairness, health and integrity of the U.S. financial markets. These laws and regulations also establish fundamental standards of business conduct that govern our daily activities.

The SEC has charged individuals and firms with market manipulation in many different circumstances. The SEC has a wide array of potential remedies it can seek to redress alleged market manipulation violations, including injunctions, cease and desist orders, civil penalties, disgorgement and orders barring individuals from the securities industry. The SEC also has the ability to refer matters to the Department of Justice for potential criminal prosecution. Self-regulatory organizations may initiate actions, either independently or in connection with the SEC. Finally, any investor in the market who was affected by market manipulation may pursue a private claim. Similarly, the Commodity Futures Trading Commission (the “CFTC”) has a mandate to protect market participants and other members of the public from fraud, manipulation and other abusive practices in the commodities, futures and swaps markets.

The SEC has the authority to shut down fraudulent operations and immediately preserve customer assets through asset freeze and receivership orders, to terminate manipulative and disruptive schemes, to ban defendants from trading and being registered in its markets, and to seek restitution, disgorgement and monetary penalties up to the greater of three times the amount of a defendant’s gain or a fixed statutory amount. The Dodd-Frank Act extended the CFTC’s anti-fraud jurisdiction to the swaps markets and established anti-manipulation authority over swaps and broader anti-manipulation authority in the futures markets. Many non-U.S. regulators have similar powers, which can apply regardless of whether or not the firm is registered in the local jurisdiction. This makes the prevention of manipulation concern for the entire Firm.

Therefore, consistent with these principles, NWI forbids any employee from (i) intentionally manipulating or attempting to manipulate the market for any security or financial instrument, including the price at which they trade; or (ii) intentionally spreading false rumors of any kind about any securities issuer, or its officers, directors or key employees.

NWI Management LP

b.	What is Market Manipulation?

Market manipulation describes a deliberate attempt to interfere with the free and fair operation of the market and create artificial, false or misleading appearances with respect to the price of, or market for, a stock, fixed income instrument, commodity or currency. There is a wide range of conduct that could constitute market manipulation in the securities and futures markets and it is therefore vital that all employees recognize potentially manipulative activities. All instruments that are traded are potentially subject to manipulation. Examples of market manipulation include but are not limited to:

•	Price Manipulation. Price manipulation involves placing buy or sell orders (or both) in the market in order to change or maintain the price of a security or other financial instrument. The motives for attempting to do this vary and may include the following:

○	To increase the value of a position in the security or other financial instrument for accounting or portfolio valuation purposes;

○	To enable the manipulator to issue new shares of the security or other financial instrument at a higher price; or

○	To cause a price rise that attracts other investors to the security or other financial instrument, creating additional demand and higher prices that the manipulator can sell into.

•	Marking the Close. “Marking the close” involves buying or selling a security or other financial instrument near the close of the day’s trading with the objective of affecting the closing price. This might be done to avoid margin calls (when the trader’s position is not self-financed), to help stymie a takeover or rights issue, to support a flagging price or to affect the valuation of a trader’s portfolio at the end of a quarter (also known as “window dressing”). A common indicator is trading in small parcels of a security just before the market closes, which can result in a higher or lower closing price.

•	Wash Trades and Pre-Arranged Trading. A wash trade is a trade in which there is no change in the beneficial ownership of the securities – the buyer is either also the seller or is associated with the seller. A pre-arranged trade involves two parties trading on the basis that the transaction will be reversed later, or under an arrangement that removes the risk of ownership from the buyer. “Pooling or churning” can involve wash sales or pre-arranged trades executed in order to give an impression of active trading, and therefore the impression investor interest in the security or other financial instrument.

•	False or Misleading Information. Companies and investors may have an incentive to pre-release information or present information in an overly optimistic manner in order to generate interest in an issuer’s securities or help a flagging stock price. In some cases this includes unrealistic, unsubstantiated or incorrect data, projections or evaluations and takeover rumors. Unscrupulous investors may also generate interest in a stock by way of internet chat rooms or other mechanisms to affect the price of shares. When the perpetrators use the demand generated by the false information they have spread to sell their own shares, the operation is known as “pump and dump.”

NWI Management LP

•	Capping and Pegging. This involves activity on both the stock market and the options market. A trader writes an option, which obliges the trader to sell to (in the case of a call option) or buy from (in the case of a put option) the option holder a specified number of shares at a specified price. The trader then trades in the shares covered by the option in order to affect the share price in a direction that will make the option unprofitable to exercise. “Mini-manipulation” is similar to “capping and pegging,” and refers to short term manipulation of the price of a security in order to profit from options.

•	Warehousing. Sometimes securities are “warehoused” or “parked” in the name of one person or company with an arrangement to sell to, or vote at the direction of, another person or company.

•	Bear Raids. “Bear raids” attempt to push the price of a security or other financial instrument down by heavy selling or short selling accompanied by the spreading of false, misleading or exaggerated information or rumors about the issuer. The actions may include “naked short selling,” which is selling short without having arranged for or obtained shares in a quantity sufficient to settle the sales transactions.

•	Rumor Mongering. This is typically done either by spreading false or misleading information in order to influence others to trade in a particular way, or by using buy and sell orders deliberately to affect prices or turnover, in order to create an opportunity for profit.

D.	RECORDKEEPING

NWI will maintain records in the manner and to the extent set forth below, which records will be available for appropriate examination by representatives of the government regulators or self-regulatory organizations or NWI’s management:

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five (5) years has been, in effect will be preserved in an easily accessible place;

•	A record of any violation of this Code of Ethics and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual and update certifications) as required by this Code of Ethics for each person who is currently, or with the past five (5) years was, an employee of NWI;

•	A copy of each report made pursuant to this Code of Ethics by an employee, including any information provided in lieu of reports, will be preserved by NWI for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;

•	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics, and who are or were responsible for reviewing these reports, will be maintained in an easily accessible place; and

•	NWI will preserve a record of any decision to approve the acquisition of any private placement or initial public offering by an employee for at least five (5) years after the end of the fiscal year in which the approval is granted, the first two (2) years in an easily accessible place.

NWI Management LP

Though not technically required by Rule 204-2, in order to meet the expectations of regulators and other stakeholders, NWI will also preserve a record of any exception from the Code of Ethics granted by the CCO, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception.

Unless otherwise indicated, all reporting, certifications, reports and requests for pre-approval must be made by an employee using the Personal Trading Control Center (PTCC), an automated solution for personal trading compliance provided by ComplySci.

E.	WAIVERS AND EXCEPTIONS

An employee may request in writing a waiver or exception from the CCO of any provision of this Code, including a request for special approval to engage in a personal securities transaction otherwise prohibited by the Code of Ethics. The CCO may consult with the senior management when considering any such requests.

F.	REPORTING VIOLATIONS; NO RETALIATION

NWI expects its employees to report promptly any violation of law, regulation or any Firm policy, including this Code. Examples of the types of conduct that should be reported include, but are not limited to: (i) manipulation of financial results; (ii) irregularities in books and records; (iii) bribery or improper payments; (iv) theft or fraud; and (v) violations of systems and controls that provide safeguards for clients and investors. Suspected violations may be reported to your direct supervisor and/or the CCO. Every affected employee is required to fully cooperate with any inquiry that results from any reported conduct or situation.

The Firm and its partners, officers and employees are prohibited from, directly or indirectly, discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating or retaliating against an employee because the employee, in good faith, reported information under this policy or under applicable law or assisted in investigating such a report. This policy is intended to create an environment where employees can act without fear of reprisal or retaliation. Any employee who is found to have engaged in retaliation against any employee who has exercised his or her rights under this policy or under applicable laws will be subject to appropriate remedial action, including possible termination. In addition, those individuals who violate applicable law may also be subject to civil and criminal penalties.

NWI is committed to fostering a culture of compliance. NWI therefor urges you to contact the CCO if you believe you have any reason to do so. While we would ask you to bring your concern to the attention of senior management, you are free to report allegations of misconduct to any relevant federal or state governmental or regulatory body or agency. You will not be penalized and your status at NWI will not be jeopardized by any such communication. Retaliation against any employee is prohibited and is cause for appropriate corrective action against the retaliator, up to and including dismissal.

G.	SANCTIONS

While compliance with the provisions of this Code is anticipated, employees should be aware that, in response to any violations, NWI will take whatever action is deemed necessary under the circumstances. Disciplinary actions may include, but are not limited to, verbal or written admonishments, required trade reversals and disgorgement of profits, reductions in compensation, suspension or termination of personal trading privileges, and employment suspension or termination.

NWI Management LP

H.	CERTIFICATIONS; REVIEW BY COMPLIANCE

Upon hire each employee must certify that he or she has read, understands, is subject to and agrees to comply with this Code (an “Initial Compliance Certification”) and must annually re-certify as to his or her compliance (an “Annual Compliance Certification”). Each employee must supplement the Annual Compliance Certification as necessary to reflect any material change between annual filings. These certifications will be made on a form and in the manner designated by the CCO.

At least annually, the CCO will review this Code to verify that its requirements are being followed and that it is effectively serving its intended purpose. The CCO will report any material findings from the review to the NWI’s senior management, which will take any action deemed necessary and appropriate. Any requests or reports under this Code require to be made by the CCO in his or her capacity as an employee or Access Person of the Firm will be reviewed and approved or denied by a compliance professional other than the CCO him or herself; the CCO will not approve his or her own requests or review his or her own reports.

A summary of the provisions of the Personal Trading Policy can be found on the next page.

NWI Management LP

Summary of Personal Trading Reporting Requirements and

Substantive Restrictions

This summary is provided for your convenience. If you have any questions or are unsure of what is required by the Code of Ethics, please review the more specific provisions found in the Code of Ethics, or please speak to the CCO.

Instrument	Reporting Required	Pre-Trade Clearance	30-Day Holding Period
U.S. Treasury bills, notes and bonds	No	No	No
Money market instruments	No	No	No
U.S. mutual funds[11]	No	No	No
Large cap stocks	Yes	Yes	Yes
Mid and small cap stocks	Yes	Yes	Yes
Corporate bonds	Yes	Yes	Yes
Municipal bonds	Yes	No	No
Non-U.S. bonds	Yes	Yes	Yes
Foreign investment funds	Yes	Yes	Yes
Private investments[12]	Yes	Yes	Yes
Initial public offerings	Yes	Yes	Yes
Single-name options	Yes	Yes	Yes
Index options	Yes	Yes	Yes
Closed-end 1940 Act funds	Yes	No	No
Exchange-traded funds (ETFs)	Yes	No	No
Commodity ETFs	Yes	No	No
Options on ETFs	Yes	Yes	Yes
Equity index futures	Yes	No	No
Currency futures	Yes	Yes	Yes
Bond and rates futures	Yes	Yes	Yes
Non-financial futures (agricultural/energy/metals)	Yes	Yes	Yes

[11]	Excluding Blackstone Alternative Multi-Strategy Fund (Ticker: BXMIX).
[12]	For example, private equity investments, venture capital investments, or hedge fund investments.